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                                                                     EXHIBIT 2.2



                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of September 1, 1999, by and between Melita International Corporation, a Georgia corporation ("Melita"), MICA Corporation I, a Delaware corporation and wholly-owned subsidiary of Melita ("MICA"), and eShare Technologies, Inc., a Delaware corporation ("eShare).

                              W I T N E S S E T H:

         WHEREAS, Melita, MICA and eShare have entered into that certain Agreement and Plan of Merger dated as of June 14, 1999 (the "Merger Agreement") providing for the merger of MICA with and into eShare (the "Merger") upon the terms and subject to the conditions set forth therein; and

         WHEREAS, Melita, MICA and eShare have reinstated and reaffirmed that the Merger Agreement is in full force and effect;

         WHEREAS, Melita, MICA and eShare desire to adjust certain of the terms of the Merger Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to, and on the terms and conditions herein set forth, the parties hereto agree as follows:

         1. Conversion Ratio. Section 3.1(a) of the Merger Agreement is amended by deleting it in its entirety and substituting therefor the following:

                  "(a) eShare Common Stock. Each Share other than shares of eShare Common Stock held in treasury or by Melita, MICA or any other Subsidiary of Melita other than in a fiduciary capacity shall be converted into a right to receive 0.461654905 shares of Melita Common Stock."

         2. Treatment of Shares Underlying Forfeited Options. Section 3.4 of the Merger Agreement is amended by adding the following sentence at the end thereof:

         "Should the holders of unvested options terminate their employment for any reason and thereby forfeit such options, the shares of Melita Common Stock which would have been purchasable upon the exercise of such options shall be allocated to the former stockholders of eShare pro rata and issued to them."

         3. Registration Rights Agreement. Exhibit C to the Merger Agreement is amended by deleting it in its entirety and substituting therefor the document attached hereto as Attachment 1.



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         4.       Waiver. eShare hereby waives, effective as of the Closing, the right to assert any claim for breach of the terms of the Merger Agreement based upon any purported Melita Material Adverse Effect related to Melita's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects as a result of Melita's failure to meet analysts expectations with respect to its financial performance during the quarter ended June 30, 1999.

         5. Fairness Opinion. This Amendment shall be conditioned upon the receipt by Melita of a written opinion of Broadview International LLC, or another investment banking firm, dated as of the date hereof, to the effect that the financial terms of the Merger, as amended hereby, are fair from a financial point of view to Melita and its shareholders.

         6. Closing. The parties will make every effort to close the Merger as soon as is practicable following execution of this Amendment and in any event by September 10, 1999.

         7. Indemnification. Subject to the terms and conditions of the Merger Agreement, each of the directors and shareholders of eShare shall be deemed to be an eShare Indemnified Party for purposes of Article 9 of the Merger Agreement with respect to any claim relating to the subject matter of Chancery No. 161645, Circuit Court of Fairfax County, Virginia brought by the Complainant therein against such person.

         8. Miscellaneous. Capitalized terms not defined herein shall have the meanings given to such terms in the Merger Agreement. Except as expressly modified hereby, the Merger Agreement and the other agreements entered into thereunder or contemplated thereby shall continue in full force and effect. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without regard to principles of conflicts of law) applicable to agreements made and to be entirely performed within such state.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                              MELITA INTERNATIONAL CORPORATION
Attest:


By:      /s/ Anna M. Phillips                 By:  /s/ Aleksander Szlam
    ------------------------------               -----------------------------
         Anna M. Phillips                          Aleksander Szlam
                                                   Chairman of the Board and
                                                     Chief Executive Officer


                                              MICA CORPORATION I
Attest:


By:      /s/ Anna M. Phillips                 By:  /s/ Aleksander Szlam
    ------------------------------               -----------------------------
         Anna M. Phillips                          Aleksander Szlam
                                                   Chairman of the Board and
                                                     Chief Executive Officer

                                              ESHARE TECHNOLOGIES, INC.
Attest:


By:      /s/ Gregory Riedel                   By:  /s/ James P. Tito
    ------------------------------               -----------------------------
         Gregory Riedel                            James P. Tito
         Chief Financial Officer                   Chairman of the Board and
                                                     Chief Executive Officer


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